Exhibit 1.1

December 4, 2020

Riot Blockchain, Inc.

202 6th Street, Suite 401

Castle Rock, Colorado 80104

Attention: Jeffrey G. McGonegal, Chief Executive Officer

Email: jmcgonegal@riotblockchain.com

Dear Mr. McGonegal:

Reference is made to that certain At The Market Offering Agreement, entered into by and between Riot Blockchain, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”) dated as of May 24, 2019 (the “Original ATM Agreement”), as amended by that certain first amendment dated as of October 6, 2020 (the “First Amendment”, and collectively with the Original ATM Agreement, the “ATM Agreement”, as the same may be amended or otherwise modified from time to time).

This letter (the “Second Amendment”) constitutes an agreement between the Company and Wainwright to amend the ATM Agreement as set forth herein. This Second Amendment shall be effective on the date of effectiveness of the Company’s shelf registration statement on Form S-3 registering $200,000,000 of securities of the Company and filed on or about December 4, 2020 with Commission (such date of effectiveness, the “New Shelf Effectiveness Date”). Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement. In consideration of the mutual covenants of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the Company and Wainwright hereby acknowledge, the parties hereby agree to this Second Amendment of the ATM Agreement as set forth herein.

1.           The defined term “Agreement” in the Original ATM Agreement is hereby amended to mean the Original ATM Agreement, as amended by the First Amendment, and as further amended by this Second Amendment.

2.            The defined term “Prospectus Supplement” in the ATM Agreement is amended and restated as follows:

““Prospectus Supplement” shall mean each prospectus supplement relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time, including, without limitation, any prospectus supplement relating to the Shares in the Second Registration Statement or in the Third Registration Statement at the respective times of effectiveness.”

3.            The defined term “Registration Statement” in the ATM Agreement is amended and restated as follows:

““Registration Statement” shall mean, collectively, (i) for the period from May 24, 2019 until October 15, 2020, the shelf registration statement (File Number 333-226111) on Form S-3 that was initially declared effective on May 2, 2019, (ii) for the period from October 15, 2020 until the Third Registration Statement Effective Date, the shelf registration statement (333-249356) on Form S-3 that was initially declared effective on October 15, 2020 (the “Second Registration Statement”), and (iii) for the period from the Third Registration Statement Effective Date and thereafter, a new shelf registration statement on Form S-3 registering $200,000,000 of securities of the Company and filed on or about December 4, 2020 with Commission (the “Third Registration Statement”) and that was declared effective by the Commission (such date of effectiveness of the Third Registration Statement, the “Third Registration Statement Effective Date”), including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.”

4.            In connection with the Second Amendment to the ATM Agreement set forth herein, the Company shall reimburse Wainwright for the fees and expenses of Wainwright’s counsel in an amount not to exceed $50,000, which shall be paid on the New Shelf Effectiveness Date.

5.            The Company and Wainwright hereby agree that the New Shelf Effectiveness Date shall be a Representation Date under the ATM Agreement and the Company shall deliver the deliverables pursuant to Sections 4(k), 4(l) and 4(m) of the ATM Agreement on the New Shelf Effectiveness Date.

6.             Except as expressly set forth herein, all of the terms and conditions of the ATM Agreement shall continue in full force and effect after the execution of this Second Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

7.             This Second Amendment may be executed in two or more counterparts and by electronic transmission by “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Second Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By   /s/ Edward D. Silvera

Name: Edward D. Silvera

Title: Chief Operating Officer

Accepted and Agreed:

riot blockchain, inc.

By: /s/ Jeffrey G. McGonegal

Name: Jeffrey G. McGonegal

Title: Chief Executive Officer

[signature page to RIOT Second Amendment to atm agreement]